EXHIBIT 99.1
IDEX CORPORATION REPORTS 2008 RESULTS;
9% ORDERS GROWTH, 10% SALES GROWTH, ADJUSTED EPS UP 4%
NORTHBROOK, IL, February 4 – IDEX Corporation (NYSE: IEX) today announced its financial results for the three- and twelve-month periods ended December 31, 2008.

New orders in the quarter totaled $336 million, down 3 percent compared to the prior-year period. Sales in the quarter totaled $355 million, 3 percent higher than the prior-year period (12 percent acquisitions, -5 percent organic and -4 percent foreign currency translation).

Fourth quarter operating income of $41 million was 33 percent lower than the prior-year period. Operating margin of 11.6 percent reflected a 620 basis point decline versus the prior-year period. Excluding the impact of a $12.7 million restructuring-related charge and acquisitions, operating margin was 16.3 percent, down 150 basis points primarily due to lower volume.

Income from continuing operations of $25 million decreased 35 percent versus the fourth quarter of the previous year. Diluted earnings per share from continuing operations of 31 cents declined 16 cents, or 34 percent, from the fourth quarter of the previous year. Excluding the impact of the restructuring-related costs, diluted earnings per share from continuing operations was 41 cents, a decline of 6 cents, or 13 percent, from the fourth quarter of the previous year.
Full Year 2008 Highlights (from Continuing Operations)
•	Orders increased 9 percent compared to the prior year (8 percent acquisitions, flat organic and 1 percent foreign currency translation).

•	Sales increased 10 percent compared to the prior year (9 percent acquisitions, flat organic and 1 percent foreign currency translation).

•	Income from continuing operations was $131 million, or 16 percent lower than the prior year. Excluding restructuring costs and the Q308 goodwill impairment charge, income from continuing operations was $163 million, or 4 percent ahead of the prior year.

•	Diluted EPS of $1.60 was 30 cents, or 16 percent, lower than the prior year. Excluding restructuring costs and the Q308 goodwill impairment charge, diluted EPS of $1.98 was 8 cents, or 4 percent, ahead of the prior year.

•	EBITDA of $296 million was 19.9 percent of sales and covered interest expense by more than 15 times.

•	Free cash flow of $196 million was 9 percent higher than the prior year and significantly exceeded net income.

•	Repurchased 2.3 million shares for $50 million in the fourth quarter of 2008

“Considering the economic downturn in the second half of 2008, I am relatively pleased with the overall performance of our company. We have addressed our cost structure through a combination of two facility closures and a workforce reduction. Our restructuring efforts will result in 2009 cost reductions of $20 million, higher than previously announced, and our recent acquisitions are being integrated as planned and will be accretive in 2009.
The continued deterioration in the economy further impacted our performance during the fourth quarter. Our fourth quarter organic orders were down 10 percent, and given our current outlook, we expect organic revenue to decline at least 10 percent in the first quarter of 2009, with diluted EPS in the range of 32 to 38 cents. Given the current economic conditions, full year 2009 organic revenue is projected to decline 6 to 10 percent. The resulting diluted EPS is expected to range from $1.50 to $1.80.
Our operating model, with a focus on both Commercial and Operational Excellence, will enable us to maintain strong margins, continue to generate significant cash flow and allow us to reinvest for growth.”
Lawrence D. Kingsley
Chairman and Chief Executive Officer

Fourth Quarter 2008 Business Highlights (excluding restructuring costs)
Fluid & Metering Technologies
o	Sales in the fourth quarter of $179.2 million reflected 21 percent growth compared to the fourth quarter of 2007 (25 percent acquisitions, -1 percent organic and -3 percent foreign currency translation). Growth was driven by the impact of acquisitions.
o	Operating margin of 17.5 percent represented a 270 basis point decline compared with the fourth quarter of 2007, primarily due to the impact of acquisitions. Excluding the impact of acquisitions, operating margin was 21.3 percent, a 110 basis point improvement compared with the prior-year period.
Health & Science Technologies
o	Sales in the fourth quarter of $77.8 million reflected a 4 percent decline compared to the fourth quarter of 2007 (5 percent acquisitions, -7 percent organic and -2 percent foreign currency translation). The organic decline was due to general demand softness in the non-core HST businesses.
o	Operating margin of 20.1 percent reflected a 130 basis point improvement compared with the fourth quarter of 2007. Excluding the impact of the Semrock acquisition, operating margin was 19.2 percent, a 40 basis point improvement compared with the prior-year period.
Dispensing Equipment
o	Sales of $25.7 million in the fourth quarter reflected a 39 percent decline compared with the fourth quarter of 2007 (-33 percent organic and -6 percent foreign currency translation), as a result of continued deterioration in capital spending for both the North American and European markets.
o	Operating margin of -5.3 percent represented a significant decline compared with the fourth quarter of 2007 due to much lower volumes in the Americas and Europe.
Fire & Safety/Diversified Products
o	Sales in the fourth quarter of $73.4 million reflected a 3 percent decline compared with the prior year (3 percent organic and -6 percent foreign currency translation). Organic growth was driven by demand for fire suppression and rescue equipment serving emerging markets.
o	Operating margin of 23.9 percent represented a 210 basis point improvement compared with the fourth quarter of 2007.
For the fourth quarter of 2008, Fluid & Metering Technologies contributed 50 percent of both sales and operating income; Health & Science Technologies accounted for 22 percent of sales and 25 percent of operating income; Dispensing Equipment accounted for 7 percent of sales and -3 percent of operating income; and Fire & Safety/Diversified Products represented 21 percent of sales and 28 percent of operating income.
Restructuring
As previously announced, IDEX has commenced the closure of manufacturing operations in the Dispensing segment’s Milan, Italy facility as well as an additional facility consolidation within the Fluid & Metering Technologies segment. IDEX has essentially completed Company-wide restructuring plans which include management and administrative workforce reductions of over 375 employees. The projected savings in costs and operating expenses resulting from these restructuring activities is expected to be $20 million in 2009. The non-recurring severance and non-severance related charges associated with the restructuring were $18 million, recorded in 2008.
Conference Call to be Broadcast over the Internet
IDEX will broadcast its fourth quarter earnings conference call over the Internet on Thursday, February 5, 2009 at 9:30 a.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors also will be able to hear a replay of the call by dialing 888.203.1112 or 719.457.0820 and using conference ID #1364347.

A Note on EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization and non-recurring non-cash charges, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow bridge	For the Quarter Ended					For the Year Ended
	December 31,			September 30,		December 31,
	2008	2007	Change	2008	Change	2008	2007	Change
Inc before Taxes	$37.1	$58.0	(36)%	$28.3	31%	$198.7	$235.2	(16)%
Depr & Amort	13.5	9.7	39	10.9	24	48.6	38.0	28
GW Impm’t	—	—	—	30.1	na	30.1	—	na
Interest	5.2	5.4	(3)	3.9	36	18.9	23.4	(19)

EBITDA	$55.8	$73.1	(24)	$73.2	(24)	$296.3	$296.6	—

Cash Flow from Op Activities	$53.9	$59.9	(10)%	$72.9	(26)%	$220.6	$198.1	11%
Capital Exp	(8.7)	(5.7)	52	(5.9)	48	(27.8)	(24.5)	14

Excess Tax Benefit from Stock-Based Compensation	0.2	0.7	(69)	0.6	(60)	3.1	5.4	(42)

Free Cash Flow	$45.4	$54.9	(17)	$67.6	(33)	$195.9	$179.0	9

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at
www.idexcorp.com.

IDEX CORPORATION
IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$355,306	$345,997	$1,489,471	$1,358,631
Cost of sales	216,169	202,411	885,562	790,182

Gross profit	139,137	143,586	603,909	568,449
Selling, general and administrative expenses	85,310	82,068	343,392	313,366
Goodwill impairment	—	—	30,090	—
Restructuring expenses	12,719	—	17,995	—

Operating income	41,108	61,518	212,432	255,083
Other income — net	1,238	1,903	5,123	3,434
Interest expense	5,233	5,379	18,852	23,353

Income from continuing operations before income taxes	37,113	58,042	198,703	235,164
Provision for income taxes	12,307	19,661	67,389	79,300

Income from continuing operations	24,806	38,381	131,314	155,864
Income (loss) from discontinued operations, net of tax	—	55	—	(719)

Net income	$24,806	$38,436	$131,314	$155,145

Basic Earnings per Common Share:
Continuing operations	$0.31	$0.47	$1.62	$1.93
Discontinued operations	—	—	—	(0.01)

Net income	$0.31	$0.47	$1.62	$1.92

Diluted Earnings per Common Share:
Continuing operations	$0.31	$0.47	$1.60	$1.90
Discontinued operations	—	—	—	(0.01)

Net income	$0.31	$0.47	$1.60	$1.89

Share Data:

Basic weighted average common shares outstanding	80,529	80,975	81,123	80,666

Diluted weighted average common shares outstanding	81,289	82,363	82,320	82,086

Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$61,353	$102,757
Restricted cash	—	140,005
Receivables — net	208,093	193,326
Inventories	214,160	177,435
Other current assets	23,573	23,615

Total current assets	507,179	637,138
Property, plant and equipment — net	186,283	172,999
Goodwill and intangible assets	1,469,642	1,168,785
Other noncurrent assets	8,066	10,672

Total assets	$2,171,170	$1,989,594

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$87,304	$84,209
Accrued expenses	119,429	99,125
Short-term borrowings	5,856	5,830
Dividends payable	9,523	9,789

Total current liabilities	222,112	198,953
Long-term borrowings	548,144	448,901
Other noncurrent liabilities	233,086	179,017

Total liabilities	1,003,342	826,871
Shareholders’ equity	1,167,828	1,162,723

Total liabilities and shareholders’ equity	$2,171,170	$1,989,594

-more-

IDEX CORPORATION
IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,(a)		December 31,(a)
	2008	2007	2008	2007

Fluid & Metering Technologies
Net sales	$179,156	$148,665	$697,702	$570,307
Operating income (b)	31,364	30,006	134,507	121,449
Operating margin	17.5%	20.2%	19.3%	21.3%
Depreciation and amortization	$7,671	$4,369	$26,276	$16,797
Capital expenditures	6,164	2,415	13,859	11,407

Health & Science Technologies
Net sales	$77,813	$80,814	$331,591	$327,170
Operating income (b)	15,637	15,191	63,921	60,924
Operating margin	20.1%	18.8%	19.3%	18.6%
Depreciation and amortization	$3,395	$2,994	$11,806	$11,156
Capital expenditures	1,471	1,355	5,365	5,342

Dispensing Equipment
Net sales	$25,709	$42,051	$163,861	$177,948
Operating income (b)	(1,359)	7,821	25,051	39,398
Operating margin	(5.3)%	18.6%	15.3%	22.1%
Depreciation and amortization	$771	$720	$3,986	$3,151
Capital expenditures	292	384	2,528	2,832

Fire & Safety/Diversified Products
Net sales	$73,363	$75,828	$300,462	$288,424
Operating income (b)	17,527	16,508	74,433	66,516
Operating margin	23.9%	21.8%	24.8%	23.1%
Depreciation and amortization	$1,338	$1,387	$5,288	$5,676
Capital expenditures	814	1,004	4,743	3,532

Company
Net sales	$355,306	$345,997	$1,489,471	$1,358,631
Operating income	41,108	61,518	212,432	255,083
Operating margin	11.6%	17.8%	14.3%	18.8%
Depreciation and amortization (c)	$13,507	$9,733	$48,599	$38,038
Capital expenditures	9,194	5,572	28,358	26,496

(a)	Three month and twelve month data includes acquisition of IETG (October 2008), iPEK (October 2008), Richter (October 2008), ADS (January 2008) and Quadro (June 2007) in the Fluid & Metering Technologies Group and Semrock (November 2008) and Isolation Technologies (October 2007) in the Health & Science Technologies Group from the date of acquisition.

(b)	Group operating income excludes unallocated corporate operating expenses, restructuring expenses and the goodwill impairment charge within the Dispensing Equipment group.

(c)	Excludes amortization of debt issuance expenses and unearned compensation.